Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated October 8, 2009, except for Note 21 as to which the date is October 29, 2009 and except for Note 1 (Segments) as to which the date is March 26, 2010, with respect to the consolidated financial statements and schedule of VSS-Cambium Holdings, LLC as of December 31, 2008 and for the year then ended, included in the Annual Report of Cambium Learning Group, Inc. on Form 10-K for the year ended December 31, 2009. We hereby consent to the incorporation by reference of said report in the Registration Statements of Cambium Learning Group, Inc. contained in the Registration Statement and Prospectus of Cambium Learning Group, Inc. (File No. 333-161075) filed on November 12, 2009 and on Form S-8 (File No. 333-164262) effective January 9, 2010.
/s/ GRANT THORNTON LLP
Boston, Massachusetts
March 26, 2010